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 FORM 3                                                   OMB APPROVAL
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Response)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
 Martin Perellis and Joanne Perellis,         Statement                     Trading Symbol                      of Original
 as trustees of The Perellis 2000 Trust       (Month/Day/Year)              Camera Platforms International,     (Month/Day/Year)
----------------------------------------       July 10, 2000                Inc. (CPFR)
     (Last)     (First)     (Middle)       ----------------------------  ----------------------------------  -----------------------
   7860 Torreyson Drive                    3. IRS or Social Security     5. Relationship of Reporting        7. Individual or Joint/
----------------------------------------      Number of Reporting             Person to Issuer                  Group Filing (Check
             (Street)                         Person (Voluntary)            (Check all applicable)              Applicable Line)
 Los Angeles    California     90046                                           Director     X    10% Owner     X    Form filed by
----------------------------------------   ----------------------------  -----            -----              -----  One Reporting
      (City)      (State)      (Zip)                                       X   Officer           Other              Person
                                                                         ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                                                                    Reporting Person
                                                                          Martin Perellis is the President
                                                                         ----------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                       2,484,512                      D
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Reminder: Report on a separate line for each class of securities beneficially owned indirectly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

            Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:




                                                                                  THE PERELLIS 2000 TRUST

**    Intentional misstatements or omissions of facts constitute                        /s/ Martin Perellis              07/19/00
      Federal Criminal Violations.                                               -----------------------------------  --------------
                                                                                   **Signature of Reporting Person         Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.



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